Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated February 24, 2017 , except for “ The Offering” in Note 14, as to which the date is March 7, 2017, relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Lurie, LLP

Lurie, LLP

Minneapolis, Minnesota
March 7 , 2017